As filed with the Securities and Exchange Commission on October 22, 2008

Registration No. 333-141997

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACCURIDE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	61-1109077
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

7140 Office Circle

Evansville, Indiana 47715

(812) 962-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William M. Lasky

Interim President and Chief Executive Officer

Accuride Corporation

7140 Office Circle

Evansville, Indiana 47715

(812) 962-5000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies To:

Christopher D. Lueking, Esq.

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, IL 60606

(312) 876-7700

Approximate date of commencement of proposed sale to the Public: Not Applicable. Deregistration of unsold securities.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Deregistration of Securities

Under an Amended and Restated Registration Rights Agreement between Accuride Corporation (the “Company”) and certain of its stockholders, dated January 31, 2005 (the “Registration Rights Agreement”), certain of the holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), had the right to require the Company to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold.  The Company was contractually obligated pursuant to the terms of the Registration Rights Agreement to maintain the effectiveness of the registration statement for a period of not less than 180 days.  Pursuant to a Registration Statement on Form S-3 (Registration No. 333-141997) filed with the Securities and Exchange Commission on April 10, 2007, and subsequently amended on April 25, 2007 (the “Registration Statement”), the Company registered 12,447,194 shares of the Common Stock of the Company.  The Registration Statement was declared effective on May 2, 2007.

The Company has satisfied its obligation to keep the Registration Statement effective for at least 180 days.  Therefore, in accordance with the Company’s undertakings in Part II, Item 17(3) of the Registration Statement, this post-effective Amendment No. 1 to the Registration Statement is being filed for the purpose of deregistering all shares of Common Stock registered pursuant to the Registration Statement and not otherwise sold thereunder.  As of October 21, 2008, 3,809,152 shares of Common Stock remained unsold under the Registration Statement.

ITEM 16.  Exhibits.

(a) Exhibits.

24.1         Power of Attorney (included on the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act, Accuride Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Evansville, State of Indiana, on October 21, 2008.

ACCURIDE CORPORATION

By:	/s/ William M. Lasky
William M. Lasky
Interim President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William M. Lasky, Terrence J. Keating and David K. Armstrong, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM M. LASKY	Interim President and Chief	October 21, 2008
William M. Lasky	Executive Officer
(Principal Executive Officer)

/s/ TERRENCE J. KEATING	Chairman	October 21, 2008
Terrence J. Keating

/s/ DAVID K. ARMSTRONG	Chief Financial Officer	October 21, 2008
David K. Armstrong	(Principal Financial and
Accounting Officer)

/s/ MARK D. DALTON	Director	October 21, 2008
Mark D. Dalton

/s/ JOHN D. DURRETT, JR.	Director	October 21, 2008
John D. Durrett, Jr.

/s/ DONALD T. JOHNSON, JR.	Director	October 21, 2008
Donald T. Johnson, Jr.

/s/ CHARLES E. MITCHELL RENTSCHLER	Director	October 21, 2008
Charles E. Mitchell Rentschler

/s/ DONALD C. ROOF	Director	October 21, 2008
Donald C. Roof

INDEX TO EXHIBITS

24.1                 Power of Attorney (included on the signature page hereto).